Exhibit 5.1

Lichen China Limited 理臣中國有限公司 Windward 3, Regatta Office Park PO Box 1350 Grand Cayman KY1 – 1108 Cayman Islands Attention The Board of Directors	Email jlee@applebyglobal.com mchoi@applebyglobal.com

Direct Dial +852 2905 5737 +852 2905 5771

Tel +852 2523 8123 Fax +852 2524 5548

Appleby Ref 437495.0003

24 June 2022

Dear Sirs

Suites 4201 - 03 & 12	Lichen China Limited 理臣中國有限公司 (Company)
42/F, One Island East
Taikoo Place	INTRODUCTION
18 Westlands Road
Quarry Bay	This opinion as to Cayman Islands law is addressed to you in connection with:
Hong Kong
Tel +852 2523 8123 applebyglobal.com	(i)

the offering (Offering) and listing on the Nasdaq of 6,250,000 series A ordinary shares of nominal or par value US$0.00004 each in the share capital of the Company, plus an additional 937, 500 series A ordinary shares that may be issued upon exercise of an underwriter’s over-allotment option at an offering price of US$4.00 per series A ordinary share (IPO Shares);

Managing Partner David Bulley Partners Fiona Chan Vincent Chan Chris Cheng Richard Grasby Judy Lee Marc Parrott Eliot Simpson	(ii)

the warrants to be issued to the Underwriters (as defined in the Resolutions) with the right to purchase such number of series A ordinary shares of the Company equal to one percent (1%) of the aggregate number of the IPO Shares allotted and issued in the Offering (collectively Warrants), with an initial exercise price per series A ordinary shares of 120% of the offering price of the IPO Shares in the Registration Statement; and

(iii)

such number of series A ordinary shares of the Company equal to one percent (1%) of the aggregate number of the IPO Shares allotted and issued in the Offering underlying the Warrants to be issued by the Company (the Underlying Shares).

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the documents set out in Schedule 1. We have not examined any other documents, even if they are referred to in the documents.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters.

This opinion is given solely for the benefit of the addressees in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity. The Company is in good standing with the Registrar of Companies of the Cayman Islands.

2.	Authorised Share Capital: Based solely on our review of the Certificate of Incumbency, as of 24 June 2022, the Company has an authorised share capital of US$50,000 divided into (1) 1,000,000,000 series A ordinary shares with a nominal or par value of US$0.00004 each and (b) 250,000,000 series B ordinary shares with a nominal or par value of US$0.00004 each.

3.	Issue of IPO Shares: The allotment and issue of the IPO Shares by the Company have been duly authorised, and the IPO Shares, when fully paid, allotted and issued by the Company in the manner set out in the Resolutions, will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares).

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

4.	Issue of Warrants: The issue of the Warrants as contemplated by the Resolutions has been duly authorised.

5.	Issue of Underlying Shares: The allotment and issue of the Underlying Shares by the Company upon exercise of the Warrants have been duly authorised, and the Underlying Shares, when fully paid, allotted, issued by the Company in the manner set out in the Resolutions and upon exercise of the Warrants, will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares).

6.	Disclosures: The statements under the headings “Cayman Islands Taxation”, “Enforceability of Civil Liabilities” and “Description of Ordinary Shares” in the Preliminary Prospectus forming part of the Registration Statement, in so far as such statements constitute statements of Cayman Islands law, are accurate and fairly present the information and summarise the matters referred to therein.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the Preliminary Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the United States of America (as amended) or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Appleby

Appleby

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

Schedule 1

Documents Examined

1.	Scanned copies of: (i) the certificate of incorporation of the Company 13 April 2016; (ii) the certificate of incorporation on change of name dated 11 November 2016; and (iii) the certificate of incorporation on change of name dated 7 April 2017 (collectively, the Certificate of Incorporation).

2.	Scanned copies of the amended and restated memorandum of association and articles of association of the Company adopted on 15 June 2022 (together with item 2 above, the Constitutional Documents).

3.	A scanned copy of the certificate of good standing dated 14 June 2022 issued by the Registrar of Companies in respect of the Company (Certificate of Good Standing).

4.	A scanned copy of the certificate of incumbency dated 24 June 2022 issued by the Company’s registered office provider in respect of the Company (Certificate of Incumbency).

5.	A scanned copy of the written resolutions of the board of directors of the Company held on 16 June 2022 (the Resolutions).

6.	A scanned copy of the register of members of the Company as of 9 June 2022 (Register of Members).

7.	A scanned copy of the register of directors and officers of the Company as of 15 June 2022 (Register of Directors and Officers) (together with item 7 above, the Registers).

8.	A PDF copy of the registration statement on Form F-1 initially filed with the SEC on 2 May 2022 and as amended and supplemented from time to time (Registration Statement).

9.	The Company’s preliminary prospectus dated 15 June 2022 forming part of the Registration Statements initially filed with the SEC on 2 May 2022 and as amended and supplemented from time to time (Preliminary Prospectus).

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that there has been no change to the information contained in the Certificate of Incorporation, the Certificate of Incumbency or the Registers and that the Constitutional Documents remain in full force and effect and are unamended;

3.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic, and the signatures and initials on any documents executed by the Company are the signatures and initials of a person or persons authorised by the Company, by resolution of its board of directors or any power of attorney granted by the Company, to execute such document;

4.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

5.	that the documents do not differ in any material respects from any draft of the same which we have examined and upon which this opinion is based;

6.	that none of the Company’s directors or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;

7.	that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) issued any restrictions notice under the Companies Act (as revised) in respect of the registration of the beneficial ownership of any of its shares, which restrictions notice has not been withdrawn by the Company or ceased by court order;

8.	that (i) any meetings at which the Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout and any Resolutions passed in writing were adopted in accordance with the law and the Constitutional Documents, (ii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and (v) the directors of the Company have concluded that the entry by the Company into the documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company and for a proper purpose of the Company;

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

9.	that (i) the Certificate of Incumbency and the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company and (ii) the Certificate of Incumbency and the Register of Members accurately reflects the names of all members of the Company as at the dates the Resolutions were passed or adopted, the date the documents were executed and as at the date of this opinion;

10.	that there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents, the Resolutions and the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions contemplated in the Resolutions or restrict the powers and authority of the directors of the Company in any way which would affect opinions expressed herein;

11.	that carrying out each of the transaction referred to in the Resolutions will not conflict with or breach any applicable economic money laundering, anti-terrorist financing or other sanctions;

12.	that any applicable escrow conditions have been met; and

13.	that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

Schedule 3

Reservations

Our opinion is subject to the following:

1.	Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

2.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained scanned copies of the corporate documents specified in Schedule 1 and relied exclusively on such scanned copies for the verification of such corporate information.

3.	Document with an “as of” Date: We express no opinion on the effectiveness of the date of any document which is dated as of or with effect from a date prior to that on which it is authorised, executed, and delivered by all parties thereto.

4.	Issue of shares: Based on the decision in the English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, in the event of a misrepresentation by a Company on which a shareholder relied in agreeing to subscribe for shares in such Company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such Company for any additional loss suffered as a result of the misrepresentation. Such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement. A shareholder may be barred from rescinding on the grounds of delay or affirmation and if such Company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai